CODE OF ETHICS

The Investment House Funds

I.	Statement of General Principles
This Code of Ethics has been adopted by The Investment House Funds (the “Trust”) for the purpose of instructing all Access Persons of the Trust in their ethical obligations and to provide rules for their personal securities transactions.  All Access Persons owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  These general principles are:
•           The duty at all times to place the interests of the Trust and its shareholders first;
•
The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility;

•	The fundamental standard that Access Persons should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders;
•	The fiduciary principle that information concerning the identity of security holdings of the Trust is confidential until publicly disclosed; and
•	The principle that independence in the investment decision-making process is paramount.
It is imperative that the personal trading activities of Access Persons of the Trust be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.
All personal securities transactions must also comply with the Securities and Exchange Commission’s Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).  Under this rule, no Access Person may:
•	Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
•
Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to the Trust or any of its shareholders a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders;
•	Engage in any manipulative practice with respect to the Trust or any of its shareholders; or
•	Engage in any manipulative practice with respect to securities, including price manipulation.

II.	Definitions
A.
Access Person:  means 1) any trustee, director or officer of the Trust or the Adviser other than a person who is subject to another code of ethics adopted pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act of 1940, and whose Securities Transactions and Securities holdings are reviewed by the compliance officer responsible for administering such other code of ethics for purposes of comparison with the Fund’s portfolio trading activity (the Compliance Officer will obtain information from any such other compliance officer for purposes of determining whether the Securities Transactions of any person not considered to be an Access Person pursuant to the preceding sentence would raise any issues if the person were subject to this Code); 2) any trustee, director, officer or employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security for the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; 3) any natural person in a control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust or the Adviser with regard to the purchase or sale of a Security for the Trust; and 4) any director, officer or member of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of a Security for the Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Trust regarding the purchase or sale of Securities.

For purposes of this Section II A, 1) obtaining information in connection with a person’s regular functions or duties shall not include receipt of information inadvertently or on an occasional or infrequent basis, provided the applicable person does not normally receive the information in the ordinary course of his or her functions or duties; and 2) obtaining information regarding the purchase or sale of a Security for the Trust shall not include obtaining such information after the purchase or sale has occurred.
The Compliance Officer will maintain a current list of all Access Persons.
B.           Access Person Account:  each account in which an Access Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Access Person’s family members include the Access Person’s spouse, minor children, any person living in the home of the Access Person and any relative of the Access Person (including in-laws) to whose support an Access Person directly or indirectly contributes.
C.           Adviser:  The Investment House LLC, the investment adviser to the Trust.
D.           Beneficial Interest:  ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.
E.           Compliance Officer:  The Compliance Officer is David L. Kahn.
F.           Disinterested Trustees:  trustees of the Trust whose affiliation with the Trust is solely by reason of being a trustee of the Trust.
G.           Exempt Transactions:  transactions which are 1) effected in an amount or in a manner over which the Access Person has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, or 8) involving shares of a security of a company with a market capitalization in excess of $500 million.
H.	Fund: The Investment House Growth Fund and any future series of the Trust.
I.           Related Accounts:  accounts of Adviser clients who are related to Access Persons by either blood or marriage that are not included in Access Person Accounts.
J.           Related Securities:  securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.
K.          Securities:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:  1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper and high quality short-term debt instruments, and 5) shares of registered open-end investment companies other than the Fund.
L.          Securities Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Access Person Account.  The term Securities

Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.
M.        Underwriter:  Ultimus Fund Distributors, LLC, the principal underwriter of the Trust.
III.	Personal Investment Guidelines
A.	Access Person Accounts
1.
The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering.  Access Persons must remember that regardless of the transaction’s status as exempt or not exempt, the Access Person’s fiduciary obligations remain unchanged.

2.
While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or sold for the Fund or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.

3.
Access Persons may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for the Fund until that order is executed or withdrawn, unless (i) the Securities Transaction is combined (“blocked”) with the Fund’s transaction, or (ii) the Access Person does not receive superior execution as compared to the Fund.  An Access Person may avoid receiving superior execution as compared to the Fund by disgorging to the Fund the value received by the Access Person due to any favorable price differential received by the Access Person.  For example, if the Access Person buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Access Person should pay $100 (100 shares x $1 differential) to the Fund.

4.
Any Securities Transactions in a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction.  In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, whether the opportunity is being offered to the Access Person by virtue of the Access Person’s position with the Trust or the Adviser, and whether the Access Person is receiving a personal benefit for directing client business or brokerage.  If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.  Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in any subsequent investment in the same issuer.  In such circumstances, the determination to purchase Securities of that issuer on behalf of the Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

5.
Access Persons are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer.  This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Access Person’s position with the Trust or the Adviser.  In connection with an initial public offering, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, whether the opportunity is being offered to the Access Person by virtue of the Access Person’s position with the Trust or the Adviser, and whether the Access Person is receiving a personal benefit for directing client business or brokerage.  If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B.	Related Accounts
This Code places no restrictions or prohibitions on Securities Transactions on behalf of Related Accounts.  However, the Compliance Officer will monitor all such trades for patterns of activity favoring Related Accounts over the Fund.
C.	Other Restrictions
1.
Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer.  The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Fund’s shareholders.  In the event that board service is authorized, Access Persons serving as directors will be isolated from other

Access Persons making investment decisions with respect to the securities of the company in question.
2.
Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information.  Access Persons are further prohibited from communicating material, nonpublic information to others in violation of the law.

IV.	Compliance Procedures
A.	Disclosure by Access Persons
1.
Within ten (10) days of commencement of becoming an Access Person, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Access Person, but in no event as of a date more than 45 days prior to the date the person becomes an Access Person: a) the title and type of security, exchange ticker symbol or CUSIP, number of shares and principal amount of each Security in which the Access Person has a Beneficial Interest when the person became an Access Person, b) the name of any broker/dealer or bank with whom the Access Person maintained an account when the person became an Access Person, and c) the date the report is submitted.

2.
The Compliance Officer will promptly provide all Access Persons with any amendments to this Code, and each Access Person must certify that he or she has read and understands the Code, as so amended, and recognizes that he or she is subject to it.

3.
Annually, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.   In addition, each Access Person shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title and type of security, exchange ticker symbol or CUSIP, number of shares and principal amount of each Security in which the Access Person had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person, and c) the date the report is submitted.

4.	An Access Person will promptly disclose all material facts concerning any violation of this Code or any conflict of interest that arises with respect to the Trust.
B.	Compliance
1.
All Access Persons must provide copies of all periodic broker account statements to the Compliance Officer.  Each Access Person must report, no later than thirty (30) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust, all transactions in which the Access Person acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.  The following information shall be provided on the Securities Transaction Report:  a) the date of the transaction, the title, interest rate and maturity date (if applicable), number of shares and principal amount of each Security involved, b) the nature of the transaction (i.e., purchase, sale, etc.) c) the price of the Security at which the transaction was effected, d) the name of the broker, dealer or bank with or through whom the transaction was effected; and e) the date the report is submitted.  The report will also identify any trading account, in which the Access Person has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

2.
The Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Access Person has not violated the Code.  The Compliance Officer shall identify all Access Persons, inform those persons of their reporting obligations, and maintain a record of all current and former Access Persons.

3.
The Compliance Officer will, on a quarterly basis, check the trading account statements of Related Accounts and look for patterns of trading activity that might indicate activity favoring Related Accounts over the Fund.

4.
If an Access Person violates this Code, the Compliance Officer will report the violation to the Board of Trustees of the Trust as well as any recommended remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Access Person, disgorgement of profits, or suspension or termination of the Access Person’s relationship with the Trust and/or the Adviser.

5.
The management personnel of the Trust will prepare an annual report to the Trust’s Board of Trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Trust’s Board of Trustees that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.  The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments.

6.
The Compliance Officer will maintain on behalf of the Trust all of the records required to be maintained by Rule 17j-1 under the 1940 Act.  Such records will be maintained in a readily accessible place for the applicable time periods set for the Rule 17j-1.